SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d- 1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1 )*

                             ESAT TELECOM GROUP PLC
                         ------------------------------
                                (Name of Issuer)

                   Ordinary Shares, IR (pound) $0.01 Par Value
                 -----------------------------------------------
                         (Title of Class of Securities)

                                    26883Y102
                                   -----------
                                 (CUSIP Number)

                                December 31, 1998
                      -------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           [ ] Rule 13d-1(b)

                           [ ] Rule 13d-(c)

                           [x] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                         Continued on following page(s)
                               Page 1 of 11 Pages

1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                Soros Capital, L.P.

2        Check the Appropriate Box If a Member of a Group*
                                                     a.  [ ]
                                                     b.  [x]

3        SEC Use Only

4        Citizenship or Place of Organization

                  BERMUDA

                           5        Sole Voting Power
  Number of                                 0
   Shares
Beneficially               6        Shared Voting Power
  Owned By                                  0
    Each
  Reporting                7        Sole Dispositive Power
   Person                                   0
    With
                           8        Shared Dispositive Power
                                            0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*
                                    [ ]
11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person*

         PN





                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 26883Y102                                           Page 3 of 11 pages



1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                Soros Fund Management LLC

2        Check the Appropriate Box If a Member of a Group*
                                                     a.  [ ]
                                                     b.  [x]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                           5        Sole Voting Power
  Number of                                 0
   Shares
Beneficially               6        Shared Voting Power
  Owned By                                  0
    Each
  Reporting                7        Sole Dispositive Power
   Person                                   0
    With
                           8        Shared Dispositive Power
                                            0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*
                                    [ ]
11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person*

         OO; IA



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 26883Y102                                           Page 4 of 11 pages



1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                George Soros (in the capacity described herein)

2        Check the Appropriate Box If a Member of a Group*
                                                     a.  [ ]
                                                     b.  [x]

3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES

                           5        Sole Voting Power
  Number of                                 0
   Shares
Beneficially               6        Shared Voting Power
  Owned By                                  0
    Each
  Reporting                7        Sole Dispositive Power
   Person                                   0
    With
                           8        Shared Dispositive Power
                                            0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*
                                    [ ]
11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person*

         IA



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 26883Y102                                           Page 5 of 11 pages



1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                Stanley F. Druckenmiller (in the capacity described herein)

2        Check the Appropriate Box If a Member of a Group*
                                                     a.  [ ]
                                                     b.  [x]

3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES

                           5        Sole Voting Power
  Number of                                 0
   Shares
Beneficially               6        Shared Voting Power
  Owned By                                  0
    Each
  Reporting                7        Sole Dispositive Power
   Person                                   0
    With
                           8        Shared Dispositive Power
                                            0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*
                                    [ ]
11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person*

         IA



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 26883Y102                                           Page 6 of 11 pages




1        Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

                Soros Capital Coinvestment Partners LLC

2        Check the Appropriate Box If a Member of a Group*
                                                     a.  [ ]
                                                     b.  [x]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                           5        Sole Voting Power
  Number of                                 0
   Shares
Beneficially               6        Shared Voting Power
  Owned By                                  0
    Each
  Reporting                7        Sole Dispositive Power
   Person                                   0
    With
                           8        Shared Dispositive Power
                                            0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*
                                    [ ]
11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person*

                  OO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           Page of 7 or 11 pages



Item 1(a)         Name of Issuer:

                  Esat Telecom Group plc (the "Issuer").

Item 1(b)         Address of the Issuer's Principal Executive Offices:

                  North Block, Malt House, Grand Canal Quay, Dublin 2, Ireland

Item 2(a)         Name of Person Filing:

                  This statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

                 i) Soros Capital, L.P., a Bermuda limited partnership ("Soros Capital");

                 ii) Soros Fund Management LLC, a Delaware limited liability company ("SFM LLC");

                 iii)   Mr. George Soros ("Mr. Soros");

                 iv)    Mr. Stanley F. Druckenmiller ("Mr. Druckenmiller"); and

                 v) Soros Capital Coinvestment Partners LLC, a Delaware limited liability company ("SCCP").


                 Mr. Steven Gilbert ("Mr. Gilbert") is the Managing General Partner of Soros Capital. Notwithstanding Mr. Gilbert's position as the Managing General Partner of Soros Capital, Mr. Gilbert has agreed with SFM LLC that Soros Capital will follow the instructions of SFM LLC with respect to investment decisions involving the Shares (as defined below). Mr. Soros is the Chairman of SFM LLC. Mr. Druckenmiller is the Lead Portfolio Manager of SFM LLC and a Member of the Management Committee. Mr. Soros, Mr. Gilbert and various entities associated with one or both of them, may have an interest in the Shares held for the account of SCCP.


Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  The address of the principal business office of Soros Capital is Richmond House, 12 Par-La- Ville Road, Hamilton, HMDX, Bermuda. The address of the principal business office of each of SFM LLC, Mr. Soros, Mr. Druckenmiller and SCCP is 888 Seventh Avenue, 33rd Floor, New York, NY 10106.

                                                              Page 8 of 11 pages


Item 2(c)  Citizenship:

           i)       Soros Capital is a Bermuda limited partnership;

           ii)      SFM LLC is a Delaware limited liability company;

           iii)     Mr. Soros is a United States citizen;

           iv)      Mr. Druckenmiller is a United States citizen; and

           v)       SCCP is a Delaware limited liability company.


Item 2(d)  Title of Class of Securities:

           Ordinary Shares, IR (pound) 0.01p par value (the "Shares").


Item 2(e)  CUSIP Number:

           26883Y102


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  This Item 3 is not applicable.


Item 4.    Ownership:

Item 4(a)  Amount Beneficially Owned:

           As of December 31, 1998, the number of Shares which may be deemed to have been beneficially owned by each of the Reporting Persons was as follows:

                  1) Each of Soros Capital, SFM LLC, Mr. Soros and Mr. Druckenmiller may be deemed to have been the beneficial owner of 0 Shares held for the account of Soros Capital.

                  2) SCCP may be deemed to have been the beneficial owner of 0 shares held for its account.

                                                              Page 9 of 11 pages



Item 4(b)  Percent of Class:

           (i) The number of Shares which may be deemed to have been beneficially owned by each of Soros Capital, SFM LLC, Mr. Soros and Mr. Druckenmiller constitutes 0% of the total number of Shares outstanding.

           (ii) The number of Shares which may be deemed to have been beneficially owned by SCCP constitutes 0% of the total number of shares outstanding.


Item 4(c)  Number of shares as to which such person had:

Soros Capital
-------------

     (i)    Sole power to vote or to direct the vote:                          0

     (ii)   Shared power to vote or to direct the vote:                        0

     (iii)  Sole power to dispose or to direct the disposition of:             0

     (iv)   Shared power to dispose or to direct the disposition of:           0

SFM LLC
-------

     (i)    Sole power to vote or to direct the vote:                          0

     (ii)   Shared power to vote or to direct the vote:                        0

     (iii)  Sole power to dispose or to direct the disposition of:             0

     (iv)   Shared power to dispose or to direct the disposition of:           0


Mr. Soros
---------

     (i)    Sole power to vote or to direct the vote:                          0

     (ii)   Shared power to vote or to direct the vote:                        0

     (iii)  Sole power to dispose or to direct the disposition of:             0

     (iv)   Shared power to dispose or to direct the disposition of:           0

Mr. Druckenmiller
-----------------

     (i)    Sole power to vote or to direct the vote:                          0

     (ii)   Shared power to vote or to direct the vote:                        0

                                                             Page 10 of 11 pages


     (iii)  Sole power to dispose or to direct the disposition of:             0

     (iv)   Shared power to dispose or to direct the disposition of:           0


SCCP
----

     (i)    Sole power to vote or to direct the vote:                          0

     (ii)   Shared power to vote or to direct the vote:                        0

     (iii)  Sole power to dispose or to direct the disposition of:             0

     (iv)   Shared power to dispose or to direct the disposition of:           0


Item 5.  Ownership of Five Percent or Less of a Class:

                  If this Statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of a class of securities, check the following:
                                                     [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

                  This Item 6 is not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                  This Item 7 is not applicable.

Item 8.  Identification and Classification of Members of the Group:

                  This Item 8 is not applicable.

Item 9.  Notice of Dissolution of Group:

                  This Item 9 is not applicable.

Item 10. Certification:

                  This Item 10 is not applicable.

                                                             Page 11 of 11 pages

                                   SIGNATURES


After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: January 5, 1999              SOROS CAPITAL, L.P.

                                   By:      Steven J. Gilbert
                                            Managing General Partner


                                   By:       /s/ RICK GAENZLE
                                             -----------------------------------
                                             Rick Gaenzle
                                             Attorney-in-Fact


Date:  January 5, 1999             SOROS FUND MANAGEMENT LLC


                                   By:       /s/ MICHAEL C. NEUS
                                             -----------------------------------
                                             Michael C. Neus
                                             Assistant General Counsel


Date:  January 5, 1999             GEORGE SOROS


                                   By:       /s/ MICHAEL C. NEUS
                                             -----------------------------------
                                             Michael C. Neus
                                             Attorney-in-fact


Date:  January 5, 1999             STANLEY F. DRUCKENMILLER


                                   By:       /s/ MICHAEL C. NEUS
                                             -----------------------------------
                                             Michael C. Neus
                                             Attorney-in-Fact

Date:  January 5, 1999             SOROS CAPITAL COINVESTMENT PARTNERS LLC


                                   By:       /s/ MICHAEL C. NEUS
                                             -----------------------------------
                                             Michael C. Neus
                                             Manager